                                                                    Exhibit 99.2

[LETTERHEAD OF COMPUTER NETWORK TECHNOLOGY]

                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE                    CONTACT:  Greg Barnum, VP of Finance
                                                   612-797-6110
                                                   greg_barnum@cnt.com
                                                          or
                                                   LeAnn Castillo, Dir. Of Comm.
                                                   612-797-6771
                                                   leann_castillo@cnt.com


                COMPUTER NETWORK TECHNOLOGY ACQUIRES INTELLIFRAME

       ACQUISITION STRENGTHENS CNT'S POSITION IN GROWING MIDDLEWARE MARKET

MINNEAPOLIS, DECEMBER 8, 1998 -- Computer Network Technology Corp. (CNT(R)) announced today that it has acquired IntelliFrame Corporation, Philadelphia, Pa.. IntelliFrame, a start-up software and services company, develops technology for legacy systems integration with client/server and internet technologies. CNT is purchasing IntelliFrame for $2.0 million in cash. The purchase price will be paid in two installments of $1.0 million each in January 1999 and 2000. The acquisition will be accounted for under the purchase method of accounting.

In connection with the acquisition, CNT expects a one-time, unspecified charge against earnings in the fourth quarter of l998 for purchased in-process research and development.

"This purchase of IntelliFrame provides CNT with exciting new technology that complements our existing Internet products and strengthens our position in the $1.7 billion Middleware market," said Thomas G. Hudson, CNT's president and chief executive officer. "With IntelliFrame technology to manage software development and deployment, network communications, business logic, and process workflow, our customers will benefit from improved development and deployment for large e-commerce and customer relationship management (CRM) applications."


                                     -more-
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CNT Acquires IntelliFrame - page 2

Products based on the combined capabilities of IntelliFrame and CNT are anticipated in mid-1999. Certain IntelliFrame employees will be eligible for significant bonus payments through December 31, 2001, if future revenues from CNT's Re-engineering Software products exceed certain defined targets. IntelliFrame employees will be relocated to CNT's Massachusetts facility.


ABOUT INTELLIFRAME

IntelliFrame Corporation provides software development and consulting services which are offered directly to end-users and indirectly through reseller partners. The areas of technology focus for IntelliFrame are legacy systems integration with client/server and Internet technologies, as well as the development of highly portable deployment frameworks based on Java.


ABOUT COMPUTER NETWORK TECHNOLOGY (CNT)

Computer Network Technology (NASDAQ:CMNT), based in Minneapolis, Minn., is a leading provider of enterprise integration and high-performance networking solutions. The company's Enterprise/Connect, Enterprise/Access and Web/Integrator products integrate legacy applications with frameworks, packaged applications, or new environments, while also providing mainframe connectivity. In addition, its Channelink(R), FileSpeed(TM), and UltraNet(R) product lines offer high-speed open systems connectivity, access to legacy data and guaranteed data integrity for applications such as remote storage, disk mirroring and disaster recovery. The company's products are sold worldwide through a direct sales force and a network of authorized distributors. For more information, visit www.cnt.com, or call 1-800-638-8324 or 612-797-6000.

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All brand names and product names are trademarks or registered trademarks of their respective companies.

Certain statements in this press release constitute "forward looking statements." All forward looking statements involve risks and uncertainties, and actual results may be materially different. The amount of any one-time unspecified charge against earnings in the fourth quarter of 1998 for purchased in-process research and development is dependent on the Company's review and completion of the purchase price allocation for the IntelliFrame acquisition. The timing and availability of products based on the combined capabilities of IntelliFrame and CNT may be impacted by the timely completion of necessary engineering and development activities, unforeseen technological barriers, unanticipated expense, higher than expected commitments of engineering resource and the level of customer acceptance. Additional factors that could impact the Company's future results are described in the Company's most recently filed SEC documents, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. The Company assumes no obligation to publicly release results of any revision or updates to these forward looking statements to reflect future events or unanticipated occurrences.

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